UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): January 28, 2005


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)

                     1-5721                         13-2615557
           (Commission File Number)    (IRS Employer Identification No.)

    315 PARK AVENUE SOUTH, NEW YORK, NEW YORK            10010
     (Address of Principal Executive Offices)          (Zip Code)

                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.
Item 8.01.  Other Events.

On January 31, 2005, SBC Communications Inc. ("SBC") announced that it would buy AT&T Corp., thereby obtaining control of AT&T's telecommunications network. SBC also announced that it intends to migrate its IP-based and long distance services to the AT&T network. SBC indicated that it expects to close the acquisition in the first half of 2006.

SBC currently is the largest customer of the Company's telecommunications subsidiary, WilTel Communications Group, Inc. ("WilTel") under several preferred provider agreements between WilTel and SBC. If SBC migrates its business from WilTel's network to the AT&T network, SBC will be required to pay to WilTel up to $200,000,000 for all costs WilTel incurs in connection therewith, including increased costs of the network facilities remaining with WilTel due to the loss of SBC traffic (defined as "Transition Costs" in the provider agreements). WilTel anticipates that an orderly migration of services from its network to AT&T would require some period of time after SBC's acquisition of AT&T is approved and consummated.

Pursuant to the terms of WilTel's credit agreement, the SBC announcement is considered a "material adverse effect" as defined in the facility and as a result WilTel can no longer access its $25 million revolving credit facility. WilTel does not foresee needing the $25 million revolving credit facility to meet its present requirements. The announcement does not have any impact on the $360 million of term loans under WilTel's credit agreement. However, should SBC's acquisition of AT&T be consummated and, as a result, the SBC preferred provider agreements are terminated, such a termination would be an event of default under WilTel's credit agreement, unless the default is waived by WilTel's lenders.

Prior to announcing the intended acquisition of AT&T, on January 28, 2005, SBC reached an agreement with WilTel to extend to April 1, 2005 the existing transport rate structure in effect during the "pricing period" as specified in Amendment No. 2 to Master Alliance Agreement and Amendment No. 4 to Transport Services Agreement, dated December 31, 2003, amending the (a) Master Alliance Agreement, effective as of February 8, 1999, as amended, by and between WilTel Communications, LLC ("WCL"), and SBC and (b) Transport Services Agreement, effective as of February 8, 1999, as amended, by and among WCL, SBC Operations, Inc., and Southwestern Bell Communications Services Inc. The existing pricing period had been scheduled to expire on January 31, 2005.

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
WilTel anticipates that it will have negotiations with SBC with respect to future transport rate pricing and other matters regarding their relationship in light of the AT&T announcement. The Company will also evaluate on an ongoing basis the impact of SBC's intended acquisition of AT&T on WilTel's operations and financial condition, including the potential adverse impact on the carrying values of WilTel's assets.

WilTel also will undertake to modify its operations in light of the anticipated loss of its major customer, including expanding its customer base and evaluating opportunities for consolidation. To the extent that WilTel is not successful in these efforts, the adverse impact of losing SBC's business will be materially greater.





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
                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 1, 2005

                                      LEUCADIA NATIONAL CORPORATION


                                      By: /s/ Joseph A. Orlando
                                         ---------------------------------------
                                      Name:  Joseph A. Orlando
                                      Title: Vice President and Chief
                                             Financial Officer






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